Exhibit (10.1)


                Consulting Agreement dated July 29, 1997 between
                    the Company and Lion Capital Corporation

                                                   July 29, 1997


Mr. Noel Guillama
Metropolitan Health Networks, Inc.
5100 Town Center Circle
Suite 560
Boca Raton, FL  33486-1008

         Re: Consulting Agreement

Dear Mr. Guillama:

         Formalizing   our  earlier   discussions   and  superceding  any  other
consulting agreements or understandings, this is to acknowledge and confirm the terms of our Consulting Agreement ("Consulting Agreement") as follows:

         1. Appointment of Lion Capital Corporation. Metropolitan Health Networks, Inc. (the "Company") hereby engages Lion
Capital Corporation ("Lion Capital" or "Consultant"), with its principal address of 2255 Glades Road, Suite 321A, Boca Raton,
Florida 33431, and Lion Capital hereby agrees to render services to the Company as a special consultant and advisor.

         2. Duties. During the term of this Agreement Lion Capital shall provide advice to, undertake for and consult generally with the Company concerning the following and related services: (i) further development and enhancement of current operations and recommendations with regard to additional services and geographic and service expansion; (ii) research, evaluation, due diligence and negotiations with respect to strategic partners, joint ventures, acquisitions, and other venture partners; (iii) evaluate, introduce, negotiate and facilitate the sources of credit, banking relations and related financial opportunities;
(iv) conduct market surveys and studies and provide general marketing assistance; (v) assist and advise the Company with respect to shareholder and investor relations; and (vi) assist the Company in the preparation of reports to its shareholders and investors.

         3.       Duties of the Company.

                  (a) The Company shall supply Lion Capital, on a regular and timely basis, with all approved data and information about the Company,its management, its services and its operations, and the Company shall be responsible for advising the Consultant of any facts which would affect the accuracy of any prior data and information previously supplied to the Consultant so that the Consultant may take corrective action.

                  (b) The Company shall  promptly  supply the  Consultant  with:
full and complete copies of all filings with all federal and state securities agencies; full and complete copies of all shareholder reports and communications, whether or not prepared with the Consultant's assistance; all data and information supplied to any analyst, broker-dealer, market maker or other member of the financial community; and all product/services brochures, sales materials, etc.

                  (c) The Company shall contemporaneously notify the Consultant if any information or data being supplied to the Consultant has not been generally released or promulgated.

         4. Term. The term of this Consulting Agreement shall be for a twelve-month period commencing on the date hereof.

         5. Compensation. As compensation for its services rendered hereunder, Lion Capital shall be issued ten thousand (10,000) shares (the "Shares") of Common Stock and an option ("Option") to purchase an additional 150,000 shares of Common Stock. The Option shall be exercisable as to the first 100,500 shares at any time during the twelve (12) month period commencing on the date of this Consulting Agreement, as follows: (i) the Option as to Thirty-Three Thousand Five Hundred (33,500) shares shall be exercisable at a purchase price of $4.00 per share, (ii) the Option as to an additional Thirty-Three Thousand Five Hundred (33,500) shares shall be exercisable at a purchase price of $5.00 per share, and (iii) the Option as to the remaining Thirty-Three Thousand Five Hundred (33,500) shares shall be exercisable at a purchase price of $6.00 per share. The Option shall be exercisable as to the remaining 49,500 shares at any time commencing April 1, 1998 expiring twelve (12) months from the date of this Consulting Agreement, as follows: (i) the Option as to Sixteen Thousand Five Hundred (16,500) shares shall be exercisable at a purchase price of $4.00 per share, (ii) the Option as to an additional Sixteen Thousand Five Hundred (16,500) shares shall be exercisable at a purchase price of $5.00 per share, and
(iii) the Option as to the remaining Sixteen Thousand Five Hundred (16,500) shares shall be exercisable at a purchase price of $6.00 per share.

         6. Expenses. Lion Capital shall not be entitled to reimbursement by the Company of out-of-pocket expenses as Lion Capital may incur in performing services under this Consulting Agreement, unless approved in advance in writing by the Company.

     7. Registration. The Company agrees to provide Lion Capital with registration rights at the Company's cost and expense and include the Shares,and the shares underlying the Options in a registration statement to be filed by the Company with the Securities and Exchange Commission within the proximate future.

     8. Confidentiality. Lion Capital will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the term of this Consulting Agreement, any trade secrets or other information desnated as confidential by the Company which is aquired by Lion Capital in the course of its performing services hereunder. (A trade secret is information not generally known to the trade which gives the Company an advantage over its competitors. Trade secrets can include, by way of example, products or services under development, production methods and processes, sources of supply, customer lists, marketing plans and information concering the file of pendency of patent applications). Any management advice renderd bty Lion Capital pursuant to the Consulting Agreement may not be disclosed publicly in any manner without the pior written approval of Lion Capital.


     9. Indemnification. The Company agrees to indemnify and hold Lion Capital Harmless from and against all losses, claims, damages, liabilities, costa or expenses (including reasonable attorneys' fees (collectively the "Liabilities") joint and several, arising out of the performance of this Consulting Agreement, whether or not Lion Capital is a part to such dispute. This indemnity shall not apply, however, and Lion Capital shall indemnify and hold the Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that Lion Capital engaged in gross negligence or willful misconduct in the performance of its services hereunder which gave rise to the losses, claim, damage, liability, cost or wxpense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Consulting Agreement shall apply and the Company shall perform its obligations hereunder to reimburse Li0on Capital for its expenses.) The provisions of this paragraph 10 shall servive the termination and expiration of this Consulting Agreemnent.

     10. Independent Contractor. Lion Capital and the Company hereby acknowledge that Lion Capital is an independent contractor. Lion Capital shall not hold itself out as, nor shall it take any action from whhich others might infer, that it is a partner of, agent of or a joint venturer of the Company.

     11. Miscellanous. This Consulting Agreement sets forth the entire understanding of the partiesrelating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreemnets between the parties. This Consulting Agreement cannot be modified or changed, nor can any of its provisions bewaived, except by written agreemnet signed by all parties. This Consulting Agreement shall be governed by the laws of the State of Florida. In the event of any dispute as to the terms of this Consulting Agreemnet, the prevailing party in any litigation shall be entitled to reasonable sttorneys' fees. This Agreement may be executed in counterparts, each of which constitutes an original.

     Please confirm that the foregoing correctly sets forth our understanding by siging the enclosed copy of this letter where provide and returning it to us at your earlieest convenience.


                                             Very truly yours,

                                             LION CAPITAL CORPORATION


                                             By:___/S/Debra Kevokian________

                                             Title:_President_______________



ACCEPTED AND AGREES TO as of
the 28th day of July, 1997


METROPOLITAN HEALTH NETWORKS, INC.

By:/s/ Noel J. Guillama
       Noel J. Guillama, President